Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	January 6, 2015

BUTLER NATIONAL SELLING NEW LEARJET COMPONENT SOLUTIONS

OLATHE, KANSAS, January 6, 2015, - Butler National Corporation (OTC Pink: BUKS), a leading manufacturer and provider of support systems for commercial and military aircraft and a recognized provider of management services in diverse business groups including the gaming industry, announces the availability of two new component solutions for sale for Learjets.

Incorporating new technologies, Butler National designed, manufactured and obtained Federal Aviation Administration Supplemental Type Certificate (STC) approval of a replacement rate sensor for use by the autopilot on the roll axis and yaw axis of the applicable Learjet 31/35/35A/36/36A/C-21A and 55 Series airplanes, and on the yaw axis on the Learjet Model 24/25/28/29 Series airplanes.  The replacement rate gyro sensor is approved for installation under STC number ST02416SE.  The new rate gyros are available for immediate sale and shipment.

Butler National also added another new STC to replace the existing stall warning accelerometer for the Learjet 24/25/28/29 Series airplanes and Learjet 35/35A/36/36A airplanes with the FC-200 autopilot.  The new vertical accelerometer is STC (STC number ST02417SE) approved as an alternate means of compliance for airworthiness directive 82-01-05.  The new vertical accelerometer is currently available for sale and shipment from Butler National.

Parts obsolescence is a never ending battle in the airplane business.  Many aircraft, like Learjet 20 and 30 series airplanes are reaching their 40th plus year of operation.   This makes replacement part acquisition a significant challenge.  One Butler National research and development focus is providing new part alternatives to obsolescence issues with cost-effective new replacement parts for the Learjet airplanes.

The new Butler National rate gyro sensor solution uses an upgraded solid-state technology and provides a noticeable improvement in yaw damper operation compared to many of the old and tired oil-filled rate gyros.

Management Comments

"We are pleased to continue achieving our goals to offer new components and system upgrades for sale to operators of legacy Learjets.  We believe the new replacement rate sensor gyros will offer enhanced reliability and improved performance", commented Clark D. Stewart, President and CEO.   "An operational yaw damper is required for dispatch of Learjet 20 and 30 series airplanes, unless they are equipped with our Avcon Delta Fins.  The new yaw damper sensor provides a noticeable and quicker damping response to turbulence inputs than is experienced with the classic oil-filled devices.  We believe passengers will have a better ride experience with the new Butler National yaw rate gyro sensors.  The replacement yaw rate gyro may be used in either the primary or secondary yaw damper system with the applicable model Learjets.  Through Butler Avionics, we are offering a special introductory price to exchange an existing rate gyro for the new solid state Butler National Rate Gyro at a price of $4,500.00."

"We have an FAA approved STC solution for a new replacement stall warning vertical accelerometer in the Learjet 20 and 30 series airplanes." Commented Mr. Stewart.  He added:  "We have had numerous requests to assist with technical obsolescence solutions in Learjets, and the replacement vertical accelerometer is another prime example of combining our aviation experience with our technical expertise.  We are working to provide Learjet customers new parts with new technology. "

"We stepped up to provide reasonable solutions to keep these aviation 'workhorses' operational.  We offer noise solutions, avionics solutions, and parts obsolescence solutions.  We believe in these aircraft, and we will continue to support these Learjets in the future." Commented Mr. Stewart.

Our Business:
 Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include temporary employee services, gaming services and administrative management services.

Forward-Looking Information:
Statements made in this report, filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements.  The forward looking statements in this report are only predictions and actual events or results may differ materially.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595
THE WORLDWIDE WEB:
 Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.